Exhibit 11(a)

Willkie Farr & Gallagher LLP Letterhead

November 3, 2004

Smith Barney Appreciation Fund Inc.

125 Broad Street

New York, NY 10004

Ladies and Gentlemen:

You have requested us, as counsel to Smith Barney Appreciation Fund Inc. (the “Fund”), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with the Fund’s filing of its Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering the Class A, Class B and Class C shares of common stock of the Fund, par value $.001 per share (the “Shares”), to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) among the Fund, Smith Barney Investment Funds Inc. (“Investment Funds”), a Maryland corporation, on behalf of Smith Barney Group Spectrum Fund (the “Acquired Fund”), a series of Investment Funds, and Smith Barney Fund Management LLC (solely for purposes of Section 10.2 of the Agreement). The Agreement provides for the proposed acquisition by the Fund of all of the assets of the Acquired Fund solely in exchange for the Shares and the assumption by the Fund of all of the liabilities of the Acquired Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Fund’s Articles of Incorporation and By-Laws, each as amended, and the form of the Agreement to be included in the Prospectus/Proxy Statement included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others, which facts we have not independently verified. We have further assumed that the Agreement will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, it will constitute the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms.

Based upon the foregoing, we are of the opinion that the Shares of the Fund to be issued as contemplated in the Agreement have been duly authorized, and, subject to the receipt by the Fund of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable shares of the Fund.

Smith Barney Appreciation Fund Inc.

November 3, 2004

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our consent.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP